Exhibit 99.1

Collectors Universe Acquires Coinflation.com

NEWPORT BEACH, CA – September 15, 2011 ― Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced that it has purchased the assets of Coinflation.com, for cash of $550,000 and stock of $200,000 for total consideration of approximately $750,000.

Coinflation.com is an informational website providing precious metal values and the intrinsic values of individual coins. The website and related domain names has shown strong revenue growth during the past 12 months, due to the rise in precious metals and has attracted over 600,000 monthly unique visitors.  The business plan for the acquisition estimates a payback period of less than three years.

 While not a large acquisition, strategically, the combination of Coinflation.com with the various Collectors Universe web properties is expected to create numerous opportunities to drive incremental traffic, incremental advertising dollars and add to the Company's position as a service provider of valuable information and content to coin market participants.  Additionally, Alec Nevalainen, the founder of Coinflation.com, has agreed to join the Company as part of the transaction.  Alec will bring valuable skills and experience to the Company in the emerging digital environment.  The transaction fits well with the Company’s stated strategy of protecting its core businesses and extending pragmatically and prudently, with a particular emphasis on information and digital activities.

Separately, the Company announced that it expects revenues in the range of $11.4 million to $11.6 million and operating income in the range of $2.25 million to $2.35 million for the first quarter of fiscal 2012, compared to revenues of $9.8 million and operating income of $1.83 million for the first quarter of the fiscal 2011.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs, memorabilia and stamps (“collectibles”).  The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, collectible stamps, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business.  This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward-Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our

Collectors Universe, Inc.

future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in the year ended June 30, 2011, making our operating results more vulnerable to conditions that could adversely affect the precious metals and coin markets ; the risk that the hoped for improvement in economic conditions in the United States may not materialize or increases in the prices of gold and silver, may slow or even decline, either of which could result in reductions in the demand for our collectibles authentication or  grading services and, consequently, in our revenues; the risk that the economic downturn from 2008 to 2010 and the anemic economic recovery will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2011 filed with the Securities and Exchange Commission on August 26, 2011.  Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe, Inc. 949-567-1245 Email: jwallace@collectors.com